EXHIBIT 10.5
Third Amended and Restated
Revolving Credit and Security Agreement
     THIS AGREEMENT (the “Agreement”), dated as of March 7, 2006, between HOME DIAGNOSTICS, INC., a Delaware corporation, whose address is 2400 NW 55th Court, Fort Lauderdale, Florida 33301 (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, whose address is 225 Water Street, Jacksonville, Florida 32202 (“Bank”);
W I T N E S S E T H :
     WHEREAS, Borrower and Bank entered into that certain Revolving Credit and Security Agreement as of October 31, 2003 (the “Original Agreement”); and
     WHEREAS, Borrower and Bank entered into that certain Amended and Restated Revolving Credit and Security Agreement as of September 17, 2004 (the “Amended Agreement”), which Amended Agreement amended and restated the Original Agreement in its entirety; and
     WHEREAS, Borrower and Bank entered into that certain Second Amended and Restated Revolving Credit and Security Agreement as of November 14, 2005 (the “Second Amended Agreement”), which Second Amended Agreement amended and restated the Amended Agreement in its entirety; and
     WHEREAS, the parties desire to further amend and restate the Second Amended Agreement in its entirety pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:
     1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.
     2. The Loans.
          2.1.(a) $7,000,000.00 Revolving Loan. Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances and to issue letters of credit and bankers acceptances on behalf of Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Advances and the face amount of any letters of credit and bankers acceptances at any one time outstanding will not exceed the Maximum Loan Amount (the “$7,000,000.00 Revolving Loan”). Within the foregoing limit, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Credit Period to support working capital and for general corporate purposes, such as business acquisition and capital expenditures to expand its product lines.
          2.1.(b) $666,532.34 Term Loan. Bank agrees, on the terms and conditions set forth in this Agreement, subject to the terms and conditions set forth in the $666,532.34 Term Note (as defined below), to modify the existing credit to Borrower in the original principal amount of $666,532.34 (the “$666,532.34 Term Loan”).
          2.1.(c) $2,638,888.87 Term Loan. Bank agrees, on the terms and conditions set forth in this Agreement, subject to the terms and conditions set forth in the $2,638,888.87 Term Note (as defined below), to extend credit to Borrower in the original principal amount of $2,638,888.87 (the “$2,638,888.87 Term Loan”), the proceeds of which have been used to refinance an existing loan with Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership.
          2.2. Notes. The Loan shall be evidenced by (i) a Third Amended and Restated Revolving Promissory Note in the face amount of the Maximum Loan Amount of even date herewith (the

“$7,000,000.00 Revolving Note”), (ii) a Third Amended and Restated Promissory Note in the face amount of $666,532.34 of even date herewith (the “$666,532.34 Term Note”), and (iii) a Second Amended and Restated Promissory Note in the face amount of $2,638,888.87 (the “$2,638,888.87 Term Note”) and shall be payable in accordance with the terms of each respective Note, as shall be amended, modified, renewed or restated from time to time, and this Agreement.
          2.3. Lockbox.
          (a) Bank shall require Borrower to establish a lockbox under the control of Bank to which Account Debtors shall forward all payments on Accounts and other Collateral. Borrower shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement as such fees and charges may change from time to time. Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that after an event or condition has occurred which but for notice or the passage of time, or both, would constitute an Event of Default, that Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrower’s funds and shall be deposited promptly by Borrower to the lockbox. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in the lockbox as collateral for the Indebtedness.
          (b) Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower’s attorney-in-fact to endorse Borrower’s name on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness remain outstanding. Such endorsement by Bank under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item. Bank will not exercise such power of attorney until after an event or condition has occurred which but for notice or the passage of time, or both, would constitute an Event of Default.
          (c) For the purpose of calculating interest due under this Agreement, payment items received into the lockbox shall be deemed applied by Bank on account of the Loan as collected and cleared by Bank, subject to chargebacks for uncollected payment items. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the lockbox; provided, however, Bank shall have the right to charge back to the lockbox any item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.
          2.4. Advances.
          (a) Under the $7,000,000.00 Revolving Loan, Bank, in its discretion, may require from Borrower a signed written request for an Advance in form satisfactory to Bank, which request shall be delivered to Bank no later than 12:00 noon (local time in Fort Lauderdale, Florida) on the date of the requested Advance, and shall specify the date (which shall be a Business Day) and the amount of the proposed Advance and provide such other information as Bank may reasonably require. Bank’s acceptance of such a request shall be indicated by its making the Advance requested. Such an Advance shall be made available to Borrower in immediately available funds.
          (b) Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Advances under the $7,000,000.00 Revolving Loan in excess of the original principal amount of the $7,000,000.00 Revolving Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the $7,000,000.00 Revolving Note, (ii) bear interest as provided herein, and (iii) be entitled to all rights and security as provided under the Loan Documents.

          2.6. Repayment of Loan.
          (a) Interest on the $7,000,000.00 Revolving Loan shall accrue and be payable as set forth in the $7,000,000.00 Revolving Note. The $7,000,000.00 Revolving Loan is a demand note, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, on the earlier of the Bank’s demand or the Termination Date.
          (b) Interest on the $666,532.34 Term Loan shall accrue and be payable as set forth in the $666,532.34 Term Note. The $666,532.34 Term Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, as set forth in the $666,532.34 Note.
          (c) Interest on the $2,638,888.87 Term Loan shall accrue and be payable as set forth in the $2,638,888.87 Term Note. The $2,638,888.87 Term Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, as set forth in the $2,638,888.87 Term Note.
          (d) Upon the occurrence of an event or condition, which but for notice or the passage of time, or both, would constitute an Event of Default, Bank may debit the lockbox and/or make Advances to Borrower (whether or not in excess of the Maximum Loan Amount) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.
          (e) Subject to the terms of any treasury services to which Borrower may subscribe, Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (local time Fort Lauderdale, Florida) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
          (f) Intentionally deleted.
          (g) Any prepayment shall not affect Borrower’s obligation to continue making payments under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such swap agreement.
          2.7. Overdue Amounts. Any payments not made as and when due shall bear interest in Bank’s discretion from the date due until paid at the Default Rate.
          2.8. Calculation of Interest. All interest under the Notes or hereunder shall be calculated on the basis of the Actual/360 Computation, as defined in the respective Notes.
          2.9. Sales Tax. Borrower shall notify Bank if any Account includes any sales or other similar tax and Bank may, but shall not be obligated to, remit any such taxes directly to the taxing authority and make Advances therefore. In no event shall Bank be liable for any such taxes.
          2.10. Letters of Credit.
          (a) At its discretion Bank may from time to time issue, extend or renew letters of credit and banker’s acceptances for the account of Borrower or its Subsidiaries. The availability of Advances under the $7,000,000.00 Revolving Loan shall be reduced by outstanding obligations of Bank under any letters of credit and bankers acceptances. All payments made by Bank under any such letters of credit or bankers acceptances (whether or not Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be deemed to be Advances under the $7,000,000.00 Revolving Note, shall be secured by the Collateral, and shall be repaid on demand. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may reasonably require. The form and substance of all letters of credit and acceptances, including expiration dates, shall be subject to Bank’s approval. Bank may charge a standard fee or commission for issuance, renewal or extension of a letter of credit or acceptance. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit issued by Bank for the account of such Subsidiary and all acceptances of any Subsidiary’s drafts. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding letters of credit and bankers acceptances, to be held as cash Collateral for Borrower’s reimbursement obligations and other Indebtedness.
          (b) Any letter of credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.
          2.11. Fees.
          (a) Borrower shall pay to Bank a non-refundable facility fee for the $7,000,000.00 Revolving Loan equal to $3,000.00 payable on the date of this Agreement.
          (b) Intentionally deleted.
          (c) Borrower shall pay to Bank quarterly an unused fee equal to 0.25% per annum on the average daily unused available principal under the $7,000,000.00 Revolving Loan for the preceding calendar quarter or portion thereof.
          (d) Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connections with letters of credit, as in effect from time to time, and with respect to standby letters of credit, at the time of issuance of each standby letter of credit, a fee equal to 1.00% per annum on the face amount of the standby letter of credit for the period of time the standby letter of credit will be outstanding.
          2.12. Statement of Account. If requested by Borrower and Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.
     3. Conditions Precedent to Borrowing. Prior to any Advance, the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:
          3.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Bank will not make an Advance under the $7,000,000.00 Revolving Loan unless and until the following conditions shall have been satisfied:
          (a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the $7,000,000.00 Revolving Note, the $2,638,888.87 Term Note, the $666,532.34 Term Note and other required Loan Documents, all in form and substance satisfactory to Bank.
          (b) Supporting Documents. Borrower shall cause to be delivered to Bank the following documents:
               (i) A copy of the governing instruments of Borrower and each Subsidiary, and a good standing certificate of Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation and the State of Florida, if different;
               (ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan

Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;
               (iii) The legal opinion of Borrower’s legal counsel addressed to Bank regarding such matters as Bank and its counsel may request;
               (iv) Intentionally deleted;
               (v) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay by the date of the initial Advance;
               (vi) UCC-11 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens;
               (vii) Any lien waivers requested by Bank pursuant to section 5.13(c) hereof; and
               (viii) A satisfactory Perfection Certificate duly completed by Borrower.
          (c) Insurance. Borrower shall have delivered to Bank satisfactory evidence of insurance meeting the requirements of Section 5.3.
          (d) Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral executed by Borrower shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid.
          (e) Subordinations. Bank shall have received subordinations satisfactory to it from (i) all lessors that might have landlord’s Liens on any Collateral, and (ii) all Affiliates as required by Section 5.9.
          (f) Additional Documents. Borrower shall have delivered to Bank all additional opinions, documents, certificates and other assurances that Bank or its counsel may require.
          (g) Payment of Fees. Borrower shall have paid all fees, costs and expenses as required by the Loan Documents in connection with the Closing.
          3.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:
          (a) Advance Request. Borrower shall have delivered to Bank an Advance Request and other information, as required under Section 2.5(a), unless the procedures described in Section 2.4 are in effect.
          (b) No Default. No Default shall have occurred and be continuing or would occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Advance Request.
          (c) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Advance Request.
          (d) No Adverse Change. There shall have been no change which would have a Material Adverse Effect on Borrower, any Subsidiary since the date of the most recent financial statements of such Person delivered to Bank from time to time.
          (e) Limitations Not Exceeded. As to the $7,000,000.00 Revolving Note, the proposed Advance shall not cause the outstanding principal balance of the $7,000,000.00 Revolving Loan to exceed the Maximum Loan Amount.
          (f) New Subsidiary Acquisition Funded by Advances. As to Advances under the Loan for the purpose of financing the acquisition of companies in a related industry, Borrower shall have delivered: (i) a purchase contract or letter of intent for the entity being acquired; (ii) two (2) most recent fiscal year-end financial statements of the entity being acquired; and (iii) such other documents and items that the Bank may request in its reasonable discretion.
          (g) Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.
     4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loan provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Bank to Borrower:
          4.1. Valid Existence and Power. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity). Borrower is organized under the laws of Delaware and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank.
          4.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (except liens in favor of Bank) upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected, which would have a Material Adverse Effect on Borrower.
          4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, Borrower does not have any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of Borrower except as described on Exhibit 4.3 (if any) which would have a Material Adverse Effect on Borrower. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) concerning the conditions or future prospects of Borrower which has not been fully disclosed to Bank, including any material adverse change in the operations or financial condition of Borrower since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.
          4.4. Litigation. Except as disclosed on Exhibit 4.4 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or its assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower.
          4.5. Agreements, Etc. Borrower is not a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, which would have a Material Adverse Effect on its business, assets, operations or condition (financial or otherwise), nor is Borrower in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like which would have a Material Adverse Effect on Borrower.
          4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect where the failure to be in compliance would have a Material Adverse Effect on Borrower, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over Borrower, which default would have a Material Adverse Effect on Borrower. Except as noted herein, no material approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.
          4.7. Title. Borrower has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral except Permitted Liens.
          4.8. Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower’s business.
          4.9 Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower’s business records are located, all of Borrower’s other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrower’s location or locations as described on Exhibit 4.9 herein. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.
          4.10. Taxes. Borrower has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due except only for items being actively contested in accordance with law. Borrower is not subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower has paid all sales and excise taxes payable by it except only for items being actively contested in accordance with law.
          4.11. Labor Law Matters. No goods or services have been or will be produced by Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.
          4.12. Accounts. Except as set forth on Exhibit 4.12, each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.
          4.13. Judgment Liens. Neither Borrower, nor any of its assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.
          4.14. Subsidiaries. If Borrower has any Subsidiaries, they are listed on Exhibit 4.14.
          4.15. Environmental. Except as disclosed on Exhibit 4.15, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in strict compliance with all Environmental Laws, neither Borrower, nor to Borrower’s best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.15, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.15, Borrower is in full compliance with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.
          4.16. ERISA. Except as disclosed on Exhibit 4.16, Borrower does not have any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Borrower does not have any unfunded liability with respect to any such Plan.
          4.17. Investment Company Act. Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.
          4.18. Names. Except as disclosed on Exhibit 4.18, Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.18, during the preceding five (5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.
          4.19. Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. Sec. 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. Sec. 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.
          4.20. Compliance with Covenants; No Default. Borrower is, and upon funding of the Loan will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loan will not cause a Default.
          4.21. Full Disclosure. There is no material fact which is known by Borrower that Borrower has not disclosed to Bank which would have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known by Borrower necessary to keep the other statements from being materially misleading.
          4.22. Additional Representations. Any additional representations or warranties set forth on Exhibit 4.22 (if any) hereto are true and correct in all material respects.
          4.23 Perfection Certificate. All representations, warranties and statements made by Borrower in the Perfection Certificate executed and delivered by Borrower to Bank in connection with the Loan are true and correct as of the date hereof.
     5. Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower:
          5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only to support working capital to be used in the operation of Borrower’s business, and for general corporate purposes, and Borrower shall furnish Bank all evidence that it may reasonably require with respect to such uses.
          5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, normal wear and tear excepted, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all material licenses and permits necessary to the proper conduct of its business, of which the failure to keep is likely to have a Material Adverse Effect.
          5.3. Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Bank, shall name and directly insure Bank as secured party and loss payee under a long-form loss payee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days’ written notice to Bank. Borrower shall furnish to Bank copies of all such policies.
          5.4. Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets in excess of $100,000.00 in the aggregate, (c) any material damage or loss to property in excess of $100,000.00 in the aggregate, (d)

any notice from taxing authorities as to claimed deficiencies having a Material Adverse Effect, or any tax lien, or any notice relating to alleged ERISA violations having a Material Adverse Effect, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits, which loss or threatened loss is likely to have a Material Adverse Effect.
          5.5. Inspections. From time to time during normal business hours and upon reasonable notice to Borrower, shall permit annual inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire) by Bank as Bank may deem necessary or desirable. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower.
          5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:
               (a) Intentionally Deleted.
               (b) Interim Statements. Within twenty (20) days after the end of each calendar quarter, a consolidated unaudited management-prepared financial statement of Borrower, including, without limitation, a balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated profit and loss statement and statement of cash flows for that period (and for the portion of the fiscal year ending with, such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;
               (c) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year, consolidated audited financial statements reflecting Borrower’s operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flow, with supporting schedules; all in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval;
               (d) No Default Certificates. Together with each report required by Subsections (b) and (c), a compliance certificate and a certificate of its president or chief financial officer in form attached hereto as Exhibit 5.6 that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto, and in addition, shall cause Borrower’s independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof;
               (e) Intentionally Deleted.
               (f) Intentionally Deleted.
               (g) Intentionally Deleted.
               (h) Tax Returns. Within thirty (30) days of filing, a complete copy of federal and state tax returns, as applicable, together with all schedules thereto, including, without limitation, K-1 statements for all Partnerships and Sub Chapter S corporations, each of which shall be signed and certified by Borrower to be true, correct and a complete copy of such returns. In the event an extension is filed, Borrower shall also deliver a copy of such extension within thirty (30) days of filing; and
               (i) Other Information. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of Borrower and their respective Subsidiaries.
          5.7. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business, the failure of which is likely to cause a Material Adverse Effect.
          5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except that Bank shall not unreasonably withhold its consent to nonpayment of taxes being actively contested in accordance with law (provided that Bank may require reasonable bonding or other assurances, such as reserving).
          5.9. Subordination. Shall cause all debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to Bank.
          5.10. Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment, the failure of which is likely to cause a Material Adverse Effect. Unless approved in writing by Bank, Borrower shall not engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations.
          5.11. Compliance with Assignment Laws. Shall if required by Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.
          5.12. Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.
          5.13. Covenants Regarding Collateral. Borrower makes the following covenants with Bank regarding the Collateral. Borrower:
          (a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;
          (b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;
          (c) will, at Bank’s request, obtain and deliver to Bank such waivers as Bank may require waiving the landlord’s, mortgagee’s or other lienholder’s enforcement rights against the Collateral and assuring Bank’s access to the Collateral in exercise of its rights hereunder;
          (d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and Borrower will not create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

          (e) Except for sales of Inventory in the ordinary course of business, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein; and
          (f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower and any license agreements entered into by Borrower authorizing said person to use any patents, trademarks or copyrights owned by third parties.
          (g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Borrower’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.
     6. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower:
          6.1. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.
          6.2. Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.
          6.3. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the Indebtedness unless, after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by Exhibit 6.3 hereto (if any); provided, however, Applied Sciences Corporation, a Taiwanese corporation (“ASC”), a wholly-owned Subsidiary of Borrower, and DiagnoSys Medical Limited, an England & Wales corporation, a wholly-owned Subsidiary of Borrower, may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower.
          6.4. Loans and Other Investments. Shall not make or permit to exist, without the express written consent of Bank, any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $100,000.00 in the aggregate.
          6.5. Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.
          6.6. Intentionally Deleted.
          6.7. Transactions with Affiliates. Except as set forth on Exhibit 6.7, shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.
          6.8. No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not, unless it shall have given 30 days’ advance written notice thereof to Bank, (a) change its name or the location of its chief executive office or other office where books or records are kept, or change the jurisdiction in which the Borrower is organized, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified in the Perfection Certificate.
          6.9. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.
          6.10. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.
          6.11. Intentionally Deleted.
          6.12. Subsidiaries. Without the prior written consent of Bank, such consent not to be unreasonably withheld, shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent or as required by applicable law.
          6.13. Change of Ownership. Shall not issue, sell or otherwise dispose of any of its equity interests or other securities, or rights, warrants or options to purchase or acquire any such equity interests or securities that effectively changes control of Borrower or otherwise participate in any change in the ownership of its equity interests that effectively changes control of Borrower, without the prior written consent of Bank, except for issuances of stock in connection with the closing of the first underwritten offering by the Borrower or any of its subsidiaries (or any successor entity) of common stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.
          6.14. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall not dissolve or liquidate, merge or consolidate, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets (except in the ordinary course of business), except for the sale of Inventory in the ordinary course of business, or sell or dispose of any equity ownership interests in any Subsidiary.
          6.15. Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods.
          6.16. Applied Sciences Corporation. Shall not (i) sell or make any voluntary or involuntary transfer or permit any transfer of any of its assets to ASC, other than transfers in the ordinary course of business, and (ii) extend any credit to ASC, and in either event not to exceed $1,000,000.00 in the aggregate of all transfers and all credit. Any credit extended to ASC shall be fully subordinate to the Bank and the Indebtedness on terms and conditions acceptable to Bank. In addition, neither Borrower nor any other Person shall permit ASC to (a) sell, transfer, or suffer any dilution of, all or any part of its stock or other ownership interests; (b) make any voluntary or involuntary transfer or encumbrance of its stock or other ownership interests or permit any transfer to be made; (c) incur any indebtedness or other obligations other than in the ordinary course of its business; (d) without the prior written consent of Bank, not effect any asset acquisition, any stock acquisition or any other acquisition or permit to effect any asset acquisition, stock acquisition or any other acquisition other than acquisitions in the ordinary course of ASC’s current business; or (e) without the prior written consent of Bank, become, or allow to become, a party to any merger, consolidation or other business combination.
     7. Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower on a consolidated basis shall comply with the following additional covenants:
          7.1. Deposit Relationship. Borrower shall maintain its primary deposit relationship and its cash management accounts with Bank.

          7.2. Total Liabilities to Tangible Net Worth Ratio. Borrower shall, at all times, effective as of October 31, 2003, maintain a ratio of Total Liabilities divided by Tangible Net Worth of not more than 2.00 to 1.00, to be monitored for compliance quarterly. For purposes of this computation, “Total Liabilities” shall mean all liabilities of Borrower, excluding debt subordinated to Bank on terms satisfactory to Bank in its sole discretion and any liability relating to Albion Alliance Mezzanine Fund II, L.P.’s put rights under Section 9.1 and 9.2 of that certain Class A Common Stock Purchase Warrant issued by the Borrower on September 3, 2002, and including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis. “Tangible Net Worth” shall mean total assets minus Total Liabilities. For purposes of this calculation, the aggregate amount of any intangible assets of Borrower including, without limitation, employee, officer and affiliate receivables, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. Total cash on hand will reduce any borrowings under the $7,000,000.00 Revolving Loan and total assets will be reduced by the same amount.
          7.3. Working Capital. Borrower shall, at all times, determined on a quarterly basis, maintain Working Capital of at least $4,000,000.00. “Working Capital” shall mean the excess of the current assets over the current liabilities as defined by GAAP.
          7.4. Senior Funded Debt to EBITDA Ratio. Borrower shall, at all times, maintain a Senior Funded Debt to EBITDA Ratio of not more than 1.00 to 1.00, to be monitored for compliance quarterly. “Senior Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, (including, without limitation, capital lease obligations and unreimbursed drawings under letters of credit), as evidenced by a note, bond debenture or similar instrument of that person or entity, excluding any debt subordinated to Bank on terms and conditions acceptable to Bank. “EBITDA” shall mean earnings before interest expense, income taxes, depreciation and amortization. “EBITDA” will be calculated on a rolling four quarter basis. Total cash on hand will reduce any Senior Funded Debt.
          7.5. Fixed Charge Coverage Ratio. Borrower shall, at all times, effective as of October 31, 2003, maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, to be monitored for compliance quarterly. This ratio shall be calculated on a rolling four quarters basis. “Fixed Charge Coverage Ratio” shall mean the sum of earnings before interest paid during the period, depreciation, amortization, lease and rent expense paid during the period, minus unfinanced capital expenditures divided by the sum of interest expense paid during the period, current portion of long term debt, current portion of capitalized leases, lease and rent expense, and withdrawals. Income taxes will be calculated on an accrual basis.
          7.6. Limitation on Debt. Other than as permitted hereunder, Borrower shall not, directly or indirectly, create, incur, assume or become liable for, any additional indebtedness, whether contingent or direct, if, giving effect to such additional Debt on a pro forma basis, causes the aggregate amount of such additional Debt, including obligations to Bank, to exceed $100,000.00.
          7.7. Loans and Advances. Other than as permitted hereunder, Borrower shall not, during any fiscal year, make loans or advances, excepting ordinary course of business travel and expense advances, to any person or entity, which total more than $100,000.00 in the aggregate.
     8. Default.
          8.1. Events of Default. Each of the following shall constitute an Event of Default:
          (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the $7,000,000.00 Revolving Note, the $2,638,888.87 Term Note or the $666,532.34 Term Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness, which payment is not made within 5 days after such payment is due; or
          (b) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any agreement, covenant or obligation contained in this

Agreement or such Loan Document not provided for elsewhere in this Section 8, which default is not cured within 10 days after written notice thereof is mailed to Borrower by Bank; or
          (c) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or
          (d) Any other obligations, loans, contracts or agreements now or hereafter owed by Borrower or any Subsidiary or affiliate to Bank or any affiliate of Bank shall be in default and not cured within any applicable grace period, if any, provided therein, or any such Person shall be in default under any obligation in excess of $100,000.00 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or
          (e) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or
          (f) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions and shall not have been continued or stayed within sixty (60) days of the filing thereof; or
          (g) A judgment in excess of $100,000.00 shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than thirty (30) days (except judgments validly covered by insurance with a deductible of not more than $100,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower or any Subsidiary by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or
          (h) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage; or
          (i) There shall occur any event, condition or circumstance or sets of events, conditions or circumstances or any change(s) occurs which is material and adverse to (A) the value of the Collateral, (B) the EBITDA projected over an extended period of time of Borrower and its Subsidiaries, taken as a whole, (C) the liabilities of Borrower and its Subsidiaries, taken as a whole, or (D) the validity or enforceability of the Loan Documents.
          (j) There shall occur a default or event of default occurs under any Subordinated Debt or if any creditor or other party initiates any foreclosure or collection proceeding under any Permitted Lien, including, without limitation, a default or event of default under that certain Subordination Agreement (the “Senior Subordination Agreement”) by and between Bank, Borrower and Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership (“Albion”) and that certain Subordination Agreement (Junior Notes) by and between Bank, Borrower, Albion, George H. Holley, an individual residing in the State of Connecticut, and the Estate of Robert Salem (the “Junior Subordination Agreement”), each dated as of September 17, 2004, as the same shall be amended or modified from time to time.

          8.2. Remedies. If any Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:
          (a) Bank may declare any or all Indebtedness (other than Indebtedness under any swap agreements, as defined in 11 U.S.C. §101, between Borrower and Bank or any affiliate of Bank, which shall be governed by the default and termination provisions of said swap agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.
          (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five business days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.
          (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.
          8.3. Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.
          8.4. Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.
     9. Security Agreement.
          9.1. Security Interest.
          (a) As security for the payment and performance of any and all Indebtedness and the performance of all obligations and covenants of Borrower to Bank and its affiliates, whether hereunder and under the other Loan Documents or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank’s affiliates, Borrower hereby grants to Bank (for itself and its affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.
          (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.
          (c) Bank may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive, and after a Default direct the disposition of, any proceeds of any Collateral.
          9.2. Financing Statements; Power of Attorney. Borrower authorizes Bank at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower’s signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower’s expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Upon the occurrence of an event or condition which but for notice or the passage of time, or both, would constitute an Event of Default, Borrower hereby appoints Bank as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, upon the occurrence of an event or condition which but for notice or the passage of time, or both, would constitute an Event of Default, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing five (5) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower shall remain jointly and severally liable to Bank therefor.
          9.4. Entry. Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.
          9.5. Other Rights. Borrower authorizes Bank without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) upon the occurrence of an event or condition which, but for notice or the passage of time, or both, would constitute an Event of Default, to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of an event or condition which, but for notice or the passage of time, or both, would constitute an Event of Default, to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Bank in its sole discretion may determine.

          9.6. Accounts. Upon the occurrence of an event or condition which, but for notice or the passage of time, or both, would constitute an Event of Default, Bank may notify any Account Debtor of Bank’s security interest and may direct such Account Debtor to make payment directly to Bank for application against the Indebtedness. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.
          9.7. Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.
          9.8. Control. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.
     10. Miscellaneous.
          10.1. No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.
          10.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.
          10.3. Indemnity By Borrower; Expenses. In addition to all other Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrower under this Agreement, (iii) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) annual field exams, audits and appraisals performed by Bank; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.
          10.4. Notices. Any notice or other communication hereunder under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the United States mail, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	WACHOVIA BANK, NATIONAL ASSOCIATION Mail Code VA7391 P.O. Box 13327 Roanoke, Virginia 24040

WACHOVIA BANK, NATIONAL ASSOCIATION Mail Code VA7391 10 South Jefferson Street Roanoke, Virginia 24011

Borrower:	HOME DIAGNOSTICS, INC. 2400 NW 55th Court Fort Lauderdale, Florida 33309 Attn: Ronald Rubin, Chief Financial Officer
          10.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.
          10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.
          10.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.
          10.8. No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.
          10.9. Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

          10.10. Approvals. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein.
          10.11. Participations. Bank shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.
          10.12. Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, all Indebtedness, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Bank shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby.
          10.13. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of N.C.G.S. 26-7, et seq. or any other law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.
          10.14. Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.
          10.15. Confidentiality. Bank agrees to keep confidential during the term of the Loan any material or information about Borrower that was received from Borrower to Bank relating to Borrower or its business, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential (the “Confidential Information”). Notwithstanding the foregoing or any other provision of this Agreement, Bank may disclose, provide and/or furnish Confidential Information: (a) to its officers, directors, attorneys, partners, members, managers, stockholders, controlling persons, affiliates, agents, advisors, representatives and employees subject to an obligation to maintain the confidentiality of such Confidential Information on substantially similar terms as those in this subsection; and (b) otherwise pursuant to any of the following: (i) to any other Person subject to an obligation to maintain the confidentiality of such Confidential Information on substantially similar terms as those in this subsection, (ii) if required by any regulatory authority; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, including defending any action or relating to the relationship between Bank and Borrower; (vi) to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap transaction or credit derivative transaction relating to the obligations of Borrower; (vii) with the consent of Borrower; (vii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Subsection, or (B) becomes available to Bank on a nonconfidential basis from a source other than Borrower; and/or (viii) with respect to public or non-confidential portions of such Confidential Information. Any person required to maintain the confidentiality of Confidential Information as provided in this Subsection shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of Confidential Information as such person would accord its own confidential information.
          10.16. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
          10.17 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.
          10.18. Other Provisions. Any other or additional terms and conditions set forth in Exhibit 10.18 (if any) are hereby incorporated herein.
[EXECUTIONS APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANK WACHOVIA BANK, NATIONAL ASSOCIATION
By /s/ Aly Heimovics
Aly Heimovics, Vice President

BORROWER HOME DIAGNOSTICS, INC., a Delaware corporation
By /s/ Donald P. Parson
Donald P. Parson, Vice Chairman

STATE OF FLORIDA	) )	SS.:
COUNTY OF BROWARD	)
     The foregoing instrument was acknowledged before me March 13, 2006, by Aly Heimovics, as Vice President of Wachovia Bank, National Association, on behalf of the bank. She is personally known to me or who has/have produced a driver’s license as identification and did (not) take an oath.

/s/ Karen M. Dunn
Name:	Karen M. Dunn
Notary Public, State of Florida My commission expires: 8/13/2009

STATE OF NORTH CAROLINA	) )	SS.:
COUNTY OF CHATHAM	)
     The foregoing instrument was acknowledged before me March 9, 2006, by Donald P. Parson, as Vice Chairman of Home Diagnostics, Inc., a Delaware corporation, on behalf of the corporation. He/she is personally known to me or who has/have produced a driver’s license as identification and did (not) take an oath.

/s/ Rhonda Strothe
Name:	Rhonda Strothe
Notary Public, State of North Carolina My commission expires: 6/2/09

SCHEDULE OF EXHIBITS
(If any exhibit is omitted, the information called for therein shall be considered “None” or “Not Applicable”)

Exhibit	Section Reference	Title
1	1 (“Definitions”)	Definitions
1.1A	1.1 (“Collateral”)	Additional Collateral
1.1B	Intentionally deleted	Intentionally deleted
1.1C	1.1 (“Permitted Debt”)	Permitted Debt
1.1D	1.1 (“Permitted Liens”)	Permitted Liens
1.1E	1.1 (“Subordinated Debt”)	Subordinated Debt
3.1	3.1(b)(vii) (“Supporting Documents”)	Perfection Certificate
4.3	4.3 (“Financial Condition”)	Contingent Liabilities
4.4	4.4 (“Litigation”)	Litigation
4.9	4.9 (“Location”)	Offices of Borrower
4.12	4.12 (“Accounts”)	Accounts
4.14	4.14 (“Subsidiaries”)	List of Subsidiaries
4.15	4.15 (“Environmental”)	Environmental Disclosures
4.16	4.16 (“ERISA”)	ERISA
4.18	4.18 (“Names”)	Names; Mergers; Acquisitions
4.22	4.22 (“Additional Representations”)	Additional Representations
5.6	5.6 (“No Default Certificates”)	Non-Default Certificate
6.3	6.3 (“Dividends”)	Permitted Dividends and
Distributions
6.7	6.7 (“Transactions with Affiliates”)	Transactions with Affiliates
10.18	10.18 (“Other Provisions”)	Additional Terms

EXHIBIT 1
Definitions
1.1 Defined Terms:
     “Accession” has the meaning set forth in the Code.
     “Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.
     “Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.
     “Advance” means an advance of proceeds of the $7,000,000.00 Revolving Loan to Borrower or the issuance of a letter of credit or bankers acceptance on behalf of Borrower pursuant to this Agreement.
     “Advance Date” means the date on which an Advance is made.
     “Advance Request” means the written request for an Advance under the $7,000,000.00 Revolving Loan as identified in Subsection 2.5(a) hereof.
     “Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.
     “Business Day” means a weekday on which commercial banks are open for business in Fort Lauderdale, Florida.
     “Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.
     “Code” means the Uniform Commercial Code, as presently and hereafter enacted in the Jurisdiction. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.
     “Collateral” means all property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Deposit Accounts and funds on deposit therein, including but not limited to the lockbox or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; and all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.
     “Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under swap agreements, as defined in 11 U.S. C. §101.
     “Default Rate” means the “Default Rate” as defined in any Note.
     “Deposit Account” has the meaning set forth in the Code.
     “Electronic Chattel Paper” has the meaning set forth in the Code.
     “Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.
     “Equipment” has the meaning set forth in the Code.
     “Event of Default” means any event specified as such in Section 8.1 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.
     “GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.
     “General Intangibles” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefore, including Supporting Obligations.
     “Indebtedness” means all obligations now or hereafter owed to Bank or any affiliate of Bank by Borrower, whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Bank, reimbursement obligations for outstanding letters of credit or banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all existing and future obligations under any swap agreements as defined in 11 U.S.C.§101 between Bank or any affiliate of Bank and Borrower whenever executed, all fees, all costs of collection, reasonable attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.
     “Instrument” has the meaning set forth in the Code.
     “Inventory” has the meaning set forth in the Code.
     “Investment Property” has the meaning set forth in the Code.
     “Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

     “Jurisdiction” means the State of Florida.
     “Letter-of-Credit Right” has the meaning set forth in the Code.
     “Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.
     “Loan” means collectively the $7,000,000.00 Revolving Loan, the $2,638,888.87 Term Loan and $666,532.34 Term Loan identified in Section 2.1(a), 2.1(b) and 2.1(c) hereof.
     “Loan Documents” means this Agreement, any other Security Agreement, any Note, the Advance Requests, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. § 101)         .
     “Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.
     “Maximum Loan Amount” means $7,000,000.00.
     “Note” shall have the meaning set forth in Section 2.2 and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.
     “Perfection Certificate” means a certificate executed by the chief executive officer and chief legal officer of Borrower, substantially in the form of Exhibit 3.1 hereto.
     “Permitted Debt” means (a) the Indebtedness; (b) the Subordinated Debt; and (c) any other Debt listed on Exhibit 1.1C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1C; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit.
     “Permitted Liens” means (a) Liens securing the Indebtedness; (b) Liens for taxes and other statutory Liens, landlord’s Liens and similar Liens arising out of operation of law (provided they are subordinate to Bank’s Liens on the Collateral) so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien; (c) Liens described on Exhibit 1.1D hereto (if any), provided, however, that no debt not now secured by such Liens shall become secured by such Liens hereafter and such Liens shall not encumber any other assets.
     “Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.
     “Projections” means Borrower’s forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a month by month basis and on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     “Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.
     “Reserves” means such amounts as may be required by Bank at any time and from time to time in Bank’s reasonable discretion without prior notice to Borrower, to reserve against Borrower’s obligations to Bank or its affiliates or any other obligations by Borrower, whether direct or contingent.
     “Revolving Credit Period” means the period from and including the date of this Agreement to but not including the Termination Date.
     “Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Indebtedness.
     “Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.
     “Subordination Agreement” means, collectively, that certain Subordination Agreement by and between Bank, Borrower and Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership (“Albion”) and that certain Subordination Agreement (Junior Notes) by and between Bank, Borrower, Albion, George H. Holley, an individual residing in the State of Connecticut, and the Estate of Robert Salem.
     “Subordinated Debt” means the Debt (i) incurred by the Borrower that is subordinated to the Debt owing by the Borrower to Bank on terms acceptable to Bank (and identified as being such by the Borrower and Bank); and (ii) as specifically set forth on Exhibit 1.1E hereto. No Subordinated Debt may be extended, renewed or refinanced without the Bank’s discretion, which shall be granted or denied in Bank’s sole and absolute discretion.
     “Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.
     “Supporting Obligation” has the meaning set forth in the Code.
     “Termination Date” means October 31, 2006, unless extended or renewed by Bank in writing on terms satisfactory to Bank in its sole discretion.
1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

EXHIBIT 1.1A
ADDITIONAL COLLATERAL
     NONE

EXHIBIT 1.1C
PERMITTED DEBT
The following shall be additional Permitted Debt:
1.	Debt incurred to purchase Equipment, provided that the amount of such debt shall not at any time exceed the purchase price of the Equipment purchased.

2.	Debt subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements approved in writing by Bank.

3.	Debt payable to suppliers and other trade creditors and current operating expenses (other than for borrowed money)] in the ordinary course of business on ordinary and customary trade terms and which is not past due not more than 30 days from the due date.

4.	Debt of any Subsidiary to Borrower or another Subsidiary.

5.	Endorsement of checks for collection in the ordinary course of business.

6.	Debt incurred by Borrower in the ordinary course of business (not to exceed $100,000.00 in the aggregate pursuant to Section 7.6 of the Credit Agreement.

7.	International Commercial Bank of China (ASC’s Line of Credit secured by time deposit)

FL Facility Leases — Boywic Farms
ASC Facility Leases — Science Based Industrial Park
DiagnoSys Medical Facility Lease
Employee Incentive Stock Option Plan (includes Director annual grants)
ASC Contract Manufacturing Agreement
Dick Damron Employment Agreement
George Godfrey Separation Agreement
Beth K. Schwartz Continuation Agreement
Class F Preferred Stock Redemption (per 2002 Restated Charter)
Employee MBO Bonus Program
Top Hat Program
401K Employer Contribution
Employee Benefits Program
ASC Pension Plan

EXHIBIT 1.1D
PERMITTED LIENS
The following shall be additional Permitted Liens:
1.	Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws.

2.	Attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business.

3.	Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property.

4.	Liens in favor of Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership, which liens shall be fully subordinate in right of security to that of Bank.

5.	Purchase money security interests and capitalized leases on fixed asset purchases (not to exceed $100,000.00 in the aggregate).

6.	Liens imposed for taxes, assessments or charges of any governmental authority for nonpayment of taxes, assessments or charges being actively contested in accordance with law (provided that Bank may require reasonable bonding or other assurances, such as reserving.)

7.	Statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics and materialmen.

8.	The following capital and operating leases are secured by specific liens on assets identified:
          NONE
     The following other supplier and bank agreements are secured by specific liens on the assets identified:
International Commercial Bank of China (ASC’s Line of Credit secured by time deposit in the amount of approximately $22,000.00 subject to foreign currency valuation)
CPI Technologies (Supplier Agreement/Machine on HDI’s premises but title and risk of loss is held by CPI) — Cartoning Machine
US Postage Meter (Rental Agreement) — Postage Meter

EXHIBIT 1.1E
SUBORDINATED DEBT
1.	Up to $1,000,000.00 of Debt to ASC, subordinated in right of payment and security to the indebtedness in accordance with Section 6.16 of this Agreement.

2.	Up to $1,000,000.00 of Debt to DiagnoSys Medical, subordinated in right of payment and security to the indebtedness in accordance with Section 6.16 of this Agreement.

EXHIBIT 3.1
PERFECTION CERTIFICATE

EXHIBIT 4.3
CONTINGENT LIABILITIES
     NONE

EXHIBIT 4.4
LITIGATION
     NONE

EXHIBIT 4.9
OFFICES OF BORROWER
2400 NW 55th Ct Chief Executive Office — HDI
Ft. Lauderdale, FL
33309
2500 NW 55th Ct
Ft. Lauderdale, FL
33309
2310 NW 55TH Ct. #134
Ft. Lauderdale, FL
33309
1633 Parkway Chief Executive Office — DiagnoSys Medical
Solent Business Park
Fareham, Hampshire
PO154 7A
No 13 1st Floor Chief Executive Office — ASC
No 13 2nd Floor
No 15 1st Floor
No 15 2nd Floor
Industrial East Road, IV
Hsinchu City, Taiwan ROC

EXHIBIT 4.12
ACCOUNTS
Accounts offered early payment terms attached
Accounts provided Return Authorization for product that has not yet been received back to HDI for credit is attached
Multiple Accounts are offered “rebates” and “chargebacks.” HDI records the sales revenues at net to report its Accounts Receivable Aging at the “post rebate” carrying value.

EXHIBIT 4.14
LIST OF SUBSIDIARIES
Applied Sciences Corporation, a Taiwanese corporation
DiagnoSys Medical Limited, an England and Wales corporation

EXHIBIT 4.15
ENVIRONMENTAL DISCLOSURES
     NONE

EXHIBIT 4.16
ERISA
     NONE

EXHIBIT 4.18
NAMES; MERGERS; ACQUISITIONS
Home Diagnostics, Inc., a Delaware corporation
(i)	Prestige, Prestige LX, Prestige IQ, Prestige Smart System, Prestige LiteTouch, TrueTrack, TrueTrack Smart System, Ketocare, Sidekick, Sidekick System, HDI Development Corp, HDI International Inc., MIT Development Corp., Applied Sciences Corporation, DiagnoSys Medical Limited

(ii)	Acquired DiagnoSys Medical Limited, an England and Wales corporation (May 2005)

(iii)	Merger with HDI Development Corp, a Delaware corporation (December 1999)

(iv)	Acquired MIT Development Corp, a Delaware corporation and its wholly-owned subsidiary Applied Sciences Corporation via merger into HDI Development Corp (November 1999)

EXHIBIT 4.22
ADDITIONAL REPRESENTATIONS
     NONE

EXHIBIT 5.6
NON-DEFAULT CERTIFICATE
In accordance with the terms of the Third Amended and Restated Revolving Credit and Security Agreement dated March 7, 2006 by and between Wachovia Bank, National Association and Home Diagnostics, Inc., a Delaware corporation.
1.	I am the principal financial officer or Borrower;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.
Name:________________________
Title:

EXHIBIT 6.3
PERMITTED DIVIDENDS and DISTRIBUTIONS
1.	Dividends and distributions to George H. Holley, an individual residing in the State of Connecticut, and the Estate of Robert Salem, subject to the terms of the Promissory Notes dated 08/01/05 and 09/01/05, respectively.

2.	Statutory requirement in Taiwan to distribute annual profits to shareholders (HDI) through the declaration of dividends or maintain the profits on the books in Taiwan that creates a 10% “tax” charge.

3.	Issuance of stock as a result of the exercise of vested Stock Options.

4.	Dividends and distributions to Borrower from DiagnoSys Medical Limited, an England and Wales corporation.

5.	Issuance and redemption of stock in connection with the closing of the first underwritten offering by the Borrower or any of its subsidiaries (or any successor entity) of common stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

EXHIBIT 6.7
TRANSACTIONS WITH AFFILIATES
Employee Incentive Stock Option Plan (includes Director annual grants)
Dick Damron Employment Agreement
George Godfrey Separation Agreement
Beth K. Schwartz Continuation Agreement
Class F Preferred Stock Redemption (per 2002 Restated Charter)
Employee MBO Bonus Program
Top Hat Program
401K Employer Contribution
Employee Benefits Program
Employee Non-compete and Non-Disclosure/Confidentiality Agreements
Satterlee, Stephens, Burke & Burke (Don Parson)
Promissory Note — Estate of Robert Salem — dated 08/01/05 (replaced subordinated debenture)
Promissory Note — George Holley — dated 09/01/05 (replaced subordinated debenture)

EXHIBIT 10.18
ADDITIONAL TERMS
     NONE

AMENDMENT LETTER
April 28, 2006
Home Diagnostics, Inc.
2400 N.W. 55th Court
Fort Lauderdale, Florida 33301
Attn: Ronald Rubin, Chief Financial Officer
Re: Wachovia Bank, National Association (the “Bank”), $666,532.34 term loan, $2,638,888.87 term loan, and $7,000,000.00 line of credit (collectively, the “Loans”) to HOME DIAGNOSTICS, INC., a Delaware corporation (the “Borrower”)
Dear Mr. Rubin:
Reference is made to that certain Third Amended and Restated Promissory Note dated as of March 7, 2006, made by the Borrower in favor of the Bank in the original principal amount of $666,532.34 (the “$666,532.34 Note”), that certain Second Amended and Restated Promissory Note dated as of March 7, 2006, made by Borrower in favor of Bank in the original principal amount of $2,638,888.87 (the “$2,638,888.87 Note”), that certain Third Amended and Restated Revolving Promissory Note dated as of March 7, 2006, made by Borrower in favor of Bank in the original principal amount of $7,000,000.00 (the “$7,000,000.00 Revolving Note”), and that certain Third Amended and Restated Revolving Credit and Security Agreement dated as of March 7, 2006, by and between the Borrower and the Bank (the “Credit Agreement”). The $666,532.34 Note, the $2,638,888.87 Note, the $7,000,000.00 Revolving Note, the Credit Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the “Loan Documents”. All capitalized terms used but not defined herein shall have the meanings assigned in the Loan Documents.
The Borrower has requested and the Bank has agreed to modify certain terms in the Credit Agreement, as follows:
1. Section 7.4 of the Credit Agreement is hereby deleted in its entirety and the following Section 7.4 is substituted in lieu thereof:
Senior Funded Debt to EBITDA Ratio. Borrower shall, at all times, maintain a Senior Funded Debt to EBITDA Ratio of not more than 1.00 to 1.00, to be monitored for compliance quarterly. “Senior Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money (including, without limitation, capital lease obligations and unreimbursed drawings under letters of credit), as evidenced by a note, bond debenture or similar instrument of that person or entity, excluding any debt subordinated to Bank on terms and conditions acceptable to Bank. “EBITDA” shall mean earnings before interest expense (including the non-cash change in fair value of Albion Alliance Mezzanine Fund II, L.P.’s put rights under that certain Class A Common Stock Purchase Warrant issued by the Borrower on September 3, 2002 (the “Warrant Put Option”), non-cash stock-based compensation expense, income taxes, depreciation and amortization. “EBITDA” will be calculated on a rolling four quarter basis. Total cash on hand will reduce any Senior Funded Debt.

AMENDMENT LETTER
2. Section 7.5 of the Credit Agreement is hereby deleted in its entirety and the following Section 7.5 is substituted in lieu thereof:
Fixed Charge Coverage Ratio. Borrower shall, at all times, maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, to be monitored for compliance quarterly. This ratio shall be calculated on a rolling four quarters basis. “Fixed Charge Coverage Ratio” shall mean the sum of earnings before interest expense (including the non-cash change in fair value of the Warrant Put Option), depreciation, amortization, non-cash stock-based compensation expense, lease and rent expense during the period, minus unfinanced capital expenditures divided by the sum of interest expense (excluding the non-cash change in fair value of the Warrant Put Option), current portion of long term debt, current portion of capitalized leases, lease and rent expense, and withdrawals. Income taxes will be calculated on an accrual basis.
3. Borrower acknowledges, represents, warrants and confirms to Bank that: the $666,532.34 Note, the $2,638,888.87 Note, the $7,000,000.00 Revolving Note, the Credit Agreement and the other Loan Documents, as amended or modified to date, (i) are valid and binding upon Borrower and enforceable in accordance with the respective terms thereof; (ii) all of the terms, covenants, conditions, representations, warranties and agreements contained in the Loan Documents are hereby ratified and confirmed in all respects; (iii) there are no defenses, setoffs, counterclaims, cross-actions or equities in favor of Borrower to or against the enforcement of the $666,532.34 Note, the $2,638,888.87 Note, the $7,000,000.00 Revolving Note, the Credit Agreement or the other Loan Documents; (iv) no oral representations, statements, or inducements have been made by Bank with respect to the Loans, this Letter Agreement or any Loan Document; and (v) Bank is under no obligation to further amend or modify the Credit Agreement or any other Loan Document.
Except as specifically modified herein, all other terms, conditions and provisions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect. The Bank shall be under no obligation to further modify or amend, the Credit Agreement, or any of the other Loan Documents.

Very Truly Yours, Wachovia Bank, National Association
By:	/s/ Aly Heimovics
Aly Heimovics, Vice President

AGREED TO AND ACKNOWLEDGED BY: HOME DIAGNOSTICS, INC., a Delaware corporation
By:	/s/ Ronald Rubin
Ronald Rubin, Chief Financial Officer